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                              TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                          HUNTINGDON VALLEY, PA 19006

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON THURSDAY, MARCH 4, 1999

                            ------------------------

     The Annual Meeting of Stockholders (the "Meeting") of Toll Brothers, Inc. (the "Company") will be held on Thursday, March 4, 1999, at 10:00 a.m., at the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006, for the following purposes:

          1. To elect three directors to hold office until the 2002 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. (The terms of office of the other directors do not expire until 2000 or 2001.)

          2. To consider and act upon the proposed Amendment to the Toll Brothers, Inc. Cash Bonus Plan.

          3. To consider and act upon the selection of Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year.

          4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on January 15, 1999 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

                                          MICHAEL I. SNYDER
                                            Secretary

January 22, 1999

                              TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                          HUNTINGDON VALLEY, PA 19006

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            THURSDAY, MARCH 4, 1999
                          ----------------------------

                                    GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Meeting"), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to stockholders of the Company (the "Stockholders") on or about January 29, 1999.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of the three directors whose terms of office will extend until the 2002 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, "FOR" the approval of the proposed Amendment to the Toll Brothers, Inc. Cash Bonus Plan, and "FOR" the approval of Ernst & Young LLP as the Company's independent auditors for the current fiscal year ending October 31, 1999.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

SHARES ENTITLED TO VOTE, REQUIRED VOTE AND QUORUM

     At the close of business on January 15, 1999, there were 37,022,104 shares of the Company's common stock outstanding. There is no other class of voting securities outstanding. The record date fixed by the Board of Directors for the determination of Stockholders entitled to notice of and to vote at the Meeting is the close of business on January 15, 1999. At the Meeting, such Stockholders will be entitled to one vote for each share of common stock owned at the record date. The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. Abstentions and broker non-votes will be included in the calculation of the number of Stockholders who are present at the Meeting for the purposes of determining a quorum.

     Proposal One: Directors are elected by a plurality and the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

     Proposal Two: To be approved, the Amendment to the Cash Bonus Plan must receive the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy at the Meeting and entitled to vote. Brokers holding shares of record for customers are not entitled to vote on this matter unless they receive voting instructions from their customers. Accordingly, broker non-votes will not affect the outcome of the vote on this matter. Abstentions will have the effect of negative votes.

     Proposal Three: To be approved, this matter must receive the affirmative vote of the majority of the outstanding shares of common stock present in person or by proxy at the Meeting and entitled to vote. Brokers holding shares of record for their customers are entitled to vote on this matter. Accordingly, broker non-votes and abstentions will have the effect of negative votes.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information as of January 15, 1999 respecting the holdings of: (i) each person who was known to the Company to be the beneficial owner of more than 5% of the common stock of the Company; (ii) each director and nominee for director of the Company and each executive officer named in the Summary Compensation Table under "Executive Compensation"; and
(iii) all directors and executive officers of the Company as a group. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                                               PERCENT OF
                                                  AMOUNT AND NATURE OF           COMMON
NAME OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP(1)        STOCK(1)
------------------------                         -----------------------       ----------
Robert I. Toll.................................         7,199,193(2)(3)           19.0
Bruce E. Toll..................................         6,038,230(2)              15.9
Firstar Corporation/Firstar Investment Research
  & Management Company/Firstar Bank
  Wisconsin....................................         3,157,600(5)               8.5
Wellington Management Company, L.L.P...........         3,108,766(4)               8.4
Zvi Barzilay...................................           419,000                  1.1
Robert S. Blank................................            92,500                    *
Richard J. Braemer.............................            93,500                    *
Roger S. Hillas................................           104,625                    *
Carl B. Marbach................................            85,350(6)                 *
Joel H. Rassman................................           217,597                    *
Paul E. Shapiro................................            68,500                    *
All directors and executive officers as a group
  (9 persons)..................................        14,318,495(3)(6)(7)        35.8

------------------

 *   Less than 1%.

(1) Shares issuable pursuant to options exercisable within 60 days of December 31, 1998 are deemed to be beneficially owned; accordingly, information includes the following number of shares of common stock underlying options held by the following individuals, and all directors and executive officers as a group: Robert I. Toll, 957,750 shares; and Bruce E. Toll, 1,002,750 shares; Mr. Barzilay, 400,700 shares; Mr. Blank, 82,500 shares; Mr. Braemer 82,500 shares; Mr. Hillas, 82,500 shares; Mr. Marbach, 82,500 shares; Mr. Rassman, 200,700 shares; Mr. Shapiro 67,500 shares and all directors and executive officers as a group, 2,959,400 shares.

(2) The address for Robert I. Toll and Bruce E. Toll is c/o Toll Brothers, Inc., 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006.

(3) Includes 14,000 shares owned by the Robert and Jane Toll Foundation of which Robert I. Toll is a trustee, with dispositive power, as to which he disclaims beneficial ownership.

(4) Based on a Schedule 13G, dated as of January 17, 1998 and filed as of February 11, 1998, which states that the address of Wellington Management Company, LLP ("WMC") is 75 State Street, Boston, Massachusetts 02109, that WMC has shared voting power with respect to 128,000 shares and shared dispositive power with respect to 3,108,766 shares, and that the shares as to which the Schedule 13G is filed by WMC, in its capacity as an investment advisor, are owned by clients of WMC who have the right to receive or the power to direct the receipt of dividends from or proceeds of such shares. The Schedule 13G filed by WMC further states that none of such clients, except Vanguard/Windsor Funds, Inc. ("Vanguard"), is known to have such right or power with respect to more that 5% of the common stock of the Company. In addition, Vanguard filed a Schedule 13G as of February 10, 1998 that the Company believes relates to shares that are included in the shares reported by WMC, which states that Vanguard has sole voting power and shared dispositive power with respect to 2,904,200 shares. The Company believes that Vanguard's address is Post Office Box 2600, Valley Forge, Pennsylvania.

(5) Based on a Schedule 13G as of December 31, 1997 which states that the address of Firstar Corporation is 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, that the amount of shares is as of December 31, 1997 and that Firstar Corporation has sole voting power with respect to 2,307,600 shares, shared voting power with respect to 656,200 shares, sole dispositive power with respect to 2,501,400 shares and shared dispositive power with respect to 656,200 shares. In addition, Firstar Investment Research Management Company, LLC ("Firstar Investment"), a wholly owned subsidiary of Firstar Corporation, filed a Schedule 13G as of December 31, 1997, that the Company believes is related to the same shares of the Company's common stock as those reported by Firstar Corporation, which states that the address of Firstar Investment is 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, that the amount of shares is as of December 31, 1997 and that Firstar Investment has sole voting power with respect to 1,057,700 shares, shared voting power with respect to 1,830,200 shares, sole dispositive power with respect to 1,251,900 shares and shared dispositive power with respect to 1,905,700 shares. Firstar Bank Wisconsin ("Firstar Bank") a subsidiary of Firstar Corporation also filed a Schedule 13G as of December 31, 1997, that the Company believes is related to the same shares of the Company's common stock as those reported by Firstar Corporation which states that the address of Firstar Bank is One South Pinckney Street, Madison, Wisconsin 55703, that the amount of shares is as of December 31, 1997 and that Firstar Bank has sole voting power with respect to 1,241,900 shares, shared voting power with respect to 449,700 shares, sole dispositive power with respect to 1,241,900 shares, and shared dispositive power with respect to 449,700 shares.

(6) Includes 2,350 shares beneficially owned by individual retirement accounts for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 1,175 shares held by his wife's IRA.

(7) The Board of Directors, after reviewing the functions of all of the Company's officers, both in terms of designated function and functions actually performed, has determined that, for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules thereunder and Regulation S-K, only the Chief Executive Officer, Chief Operating Officer, President and the Senior Vice President/Chief Financial Officer are deemed to be officers or executive officers of the Company for reporting purposes under such provisions, respectively.
\
                                       3

                                  PROPOSAL ONE

               ELECTION OF THREE DIRECTORS FOR TERMS ENDING 2002

     At the Meeting, the Stockholders will elect three directors to hold office until the 2002 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Company's Board of Directors is divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The directors whose three year terms of office expire at the Meeting are Messrs. Robert I. Toll, Bruce E. Toll and Joel H. Rassman.

     The Board of Directors has nominated Messrs. Robert I. Toll, Bruce E. Toll and Joel H. Rassman to serve again as directors until the 2002 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. In March 1998, upon Bruce E. Toll's determination to withdraw from day-to-day operations of the Company, the Board of Directors and Bruce E. Toll stated that it was their mutual intention, but not a binding obligation, that Bruce E. Toll be nominated to serve an additional three year term on the Board beginning in 1999. All such nominees have indicated a willingness to continue to serve as directors. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which such proxy represents for the election of such other person as the Board of Directors may recommend.

     The nominees for election as the directors to be elected at the Meeting and the directors whose terms of office continue after the Meeting, together with certain information about them, are set forth below:

                                DIRECTOR        TERM
NAME                  AGE        SINCE         EXPIRES            POSITIONS WITH THE COMPANY
----                  ---       --------       -------            --------------------------
Robert I. Toll......  58          1986          1999         Chairman of the Board of Directors
                                                               and Chief Executive Officer
Bruce E. Toll.......  55          1986          1999         Vice Chairman of the Board of
                                                               Directors
Zvi Barzilay........  52          1994          2001         President, Chief Operating Officer,
                                                               and Director
Robert S. Blank.....  58          1986          2000         Director
Richard J. Braemer..  57          1986          2001         Director
Roger S. Hillas.....  71          1988          2000         Director
Carl B. Marbach.....  57          1991          2001         Director
Joel H. Rassman.....  53          1996          1999         Senior Vice President, Chief
                                                               Financial Officer, Treasurer and
                                                               Director
Paul E. Shapiro.....  57          1993          2000         Director

     Robert I. Toll and Bruce E. Toll, who are brothers, co-founded the Company's predecessors' operations in 1967 and have been members of the Board of Directors since the Company's inception in May 1986. Both are also members of the Compensation Committee of the Board of Directors, the Employee Stock Purchase Plan Committee, the Shelf Terms Committee, and the Special Transactions Committee. Their principal occupations since the Company's inception have been related to their various homebuilding and other real estate related activities. Bruce E. Toll is a member of the Board of Directors of Westower Corp.

     Zvi Barzilay became a member of the Board of Directors in June 1994. Mr. Barzilay joined the Company in 1980 as a project manager, was appointed a Vice President in 1983 and held the position of Executive Vice President -- Operations of the Company from September 1989 until October 1992 when he was appointed to the position of Executive Vice President of the Company. In April 1998, Mr. Barzilay was appointed to the position of Chief Operating Officer and in November 1998 to the position of President. Mr. Barzilay is a member of the Special Transactions Committee.

     Robert S. Blank became a member of the Board of Directors in September 1986. For more than five years, Mr. Blank has been a partner in Whitcom Partners, a partnership with offices in New York City, which owns and operates newspapers and cable television systems and formerly owned and operated broadcast television stations and radio stations, in some cases in partnership with others. Mr. Blank is a member of the Subordinated Debt-Repurchase Authorization Committee, the Special

Transactions Committee and the Real Estate Utilization Committee. Mr. Blank is a member of the Board of Directors of Devon Group, Inc., a publicly traded reporting company.

     Richard J. Braemer became a member of the Board of Directors in September 1986. Since January 1994, Mr. Braemer has been a partner in the Philadelphia law firm of Ballard, Spahr, Andrews & Ingersoll. From May 1992 to December 1993, Mr. Braemer was a shareholder in the Philadelphia law firm of Hangley Connolly Epstein Chicco Foxman & Ewing, P.C. Mr. Braemer is a member of the Subordinated Debt-Repurchase Authorization Committee and the Real Estate Utilization Committee.

     Roger S. Hillas became a member of the Board of Directors in April 1988. From July 1988 until December 1992, Mr. Hillas was chairman and chief executive officer of Meritor Savings Bank, a publicly traded reporting company; since that time, he has been retired. Prior to July 1988, Mr. Hillas was chairman of PNC Financial Corp. and of Provident National Bank. Mr. Hillas is a member of the Subordinated Debt-Repurchase Authorization Committee and the Special Transactions Committee. Mr. Hillas is a member of the Board of Directors of P.H. Glatfelter Company and Millennium Bank.

     Carl B. Marbach became a member of the Board of Directors in December 1991. Since January 1995, Mr. Marbach has been President of Internetwork Publishing Corp., an electronic publisher, which he founded. From September 1992 to December 1994, Mr. Marbach was the President of M-2 Systems, Inc., a consulting firm which he founded. Mr. Marbach is a member of the Compensation Committee of the Board of Directors, the Audit Committee, the Compensation and Stock Based Compensation Committee for Key Executives and Non-Employee Directors and the Shelf Terms Committee.

     Joel H. Rassman became a member of the Board of Directors in September 1996. Mr. Rassman joined the Company in 1984 as Senior Vice President, Treasurer and Chief Financial Officer of the Company. Mr. Rassman is a member of the Employee Stock Purchase Plan Committee and the Special Transactions Committee.

     Paul E. Shapiro became a member of the Board of Directors in December 1993. Since June 1998, Mr. Shapiro has been Executive Vice President and Chief Administrative Officer of Sunbeam Corp. From July 1997 to June 1998, Mr. Shapiro was Executive Vice President and General Counsel of The Coleman Company, Inc. From January 1994 to June 1997, Mr. Shapiro was an Executive Vice President/Chief Administrative Officer/General Counsel of Marvel Entertainment Group, Inc., a publicly traded reporting company which, in December 1996, filed a Chapter 11 bankruptcy petition. Mr. Shapiro is a member of the Audit Committee, the Compensation and Stock Based Compensation Committee for Key Executives and Non-Employee Directors and the Special Transaction Committee. Mr. Shapiro is a director of The Coleman Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the Company's last fiscal year and also acted by unanimous consent in writing.

     The Board of Directors currently has an Audit Committee, a Compensation Committee of the Board of Directors, a Compensation and Stock Based Compensation Committee for Key Executives and Non-Employee Directors, a Subordinated Debt-Repurchase Authorization Committee, a Shelf Terms Committee, an Employee Stock Purchase Plan Committee, a Special Transactions Committee, and a Real Estate Utilization Committee. The Audit Committee held four formal meetings during the last fiscal year, of which three were attended by the Company's independent auditors to discuss the scope of the annual audit and questions of accounting policy and internal controls. During the Company's last fiscal year, the Compensation and Stock Based Compensation Committee for Key Executives and Non-Employee Directors which administers the Cash Bonus Plan, the Company's Amended and Restated Stock Option Plan (1986) (the "1986 Plan"), the Company's Key Executives and Non-Employee Directors Stock Option Plan (1993) (the "1993 Plan"), the Company's Stock Option and Incentive Plan (1995) (the "1995 Plan") and the Company's Stock Incentive Plan (1998) (the "1998 Plan") held seven formal meetings. The Real Estate Utilization Committee held one formal meeting during the last fiscal year. The Compensation Committee of the Board of Directors, Employee Stock Purchase Plan Committee, Subordinated Debt Repurchase Authorization Committee, Shelf

Terms Committee, and the Special Transactions Committee did not meet formally during the Company's last fiscal year.

COMPENSATION OF DIRECTORS

     Non-employee directors receive $4,000 for each full-day meeting they attend, $2,000 for each half-day meeting they attend, and $1,500 for each telephonic Board of Directors meeting or committee meeting in which they participate. In addition, each non-employee director receives an annual grant of options for 15,000 shares of the Company's common stock under the 1993 Plan or the 1998 Plan, plus, under the 1998 Plan, an annual grant for 1,000 shares of the Company's common stock for each Non-Employee director who is a member of the Audit Committee and participated in at least one meeting during the year and an annual grant for 500 shares of the Company's common stock for each eligible committee (as determined by the Board of Directors from time to time) that a non-employee director serves other than the Audit Committee and participated in at least one meeting during the year. No non-employee director can receive more than three annual grants for service on committees other than the Audit Committee.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF
               ROBERT I. TOLL, BRUCE E. TOLL AND JOEL H. RASSMAN

                                  PROPOSAL TWO
                    APPROVAL OF AMENDMENT TO CASH BONUS PLAN

     In January 1990, the Board of Directors decided that salary, bonus and option grants for the Company's Chief Executive Officer, Robert I. Toll, should be determined pursuant to objective measurements, including appropriate performance criteria, in addition to compensation that reflected market rates for comparable executives. Commencing January 1, 1995, the Board of Directors determined that the formula for increasing the base salary for Mr. Toll should be based on no less than the increase in the Consumer Price Index (as defined, using U.S. Department of Labor definitions) and no more than the average percentage increase in compensation of the five highest percentage compensation increases of the Company's next ten most highly compensated employees other than Mr. Toll for the adjustment year. Cash bonuses for Mr. Toll in addition to such annual salary also have been determined since 1990 based on certain formulae relating to the Company's income before taxes and shareholders' equity as described below.

     The Company's outside directors adopted the Cash Bonus Plan in December 1993, as further amended in February 1994, and the Shareholders approved the Cash Bonus Plan at the 1994 Annual Meeting. In general, the Cash Bonus Plan is intended to continue the previous bonus program for Robert I. Toll, Chairman of the Board, under a plan meeting the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), so that amounts payable under the Cash Bonus Plan will be "performance-based" compensation, and, therefore, will be exempt from the limitations on deductibility under Section 162(m). The Board of Directors continues to believe that the Cash Bonus Plan will assist the Company in motivating and retaining an individual of superior ability, industry and loyalty, without limiting the Company's ability to take a tax deduction for such compensation. The Cash Bonus Plan is administered by a committee consisting of "outside" directors (as that term is used in Section 162(m)), which committee is currently comprised of Messrs. Carl B. Marbach and Paul E. Shapiro.

     In May 1996, the Board of Directors further amended the Cash Bonus Plan, which amendment the Shareholders approved at the 1997 Annual Meeting to provide that (i) all bonus payments made under the Cash Bonus Plan with respect to the Cash Bonus Plan years ending October 31, 1996, October 31, 1997 and October 31, 1998 would be paid in shares of common stock, which payments would be in the form of an award under the terms of the Company's Stock Option and Incentive Stock Plan (1995) (the "1995 Plan"); (ii) the number of shares of Common Stock awarded pursuant to the aforementioned provisions of the Cash Bonus Plan would be determined by dividing the dollar amount of each bonus (as determined in accordance with the Cash Bonus Plan) by $17.125 (the fair market value of a share of Common Stock, determined as of May 29, 1996 in accordance with the provisions for determination of fair market value as set forth in the 1995 Plan).

     The provision to pay the Chief Executive Officer in shares of the Company's Common Stock terminated with the fiscal 1998 Cash Bonus Plan payment. The committee which administers the Cash Bonus Plan and the Board of Directors believe this provision, tying the value of the bonus of the Chief Executive Officer to the stock price, is a valuable incentive to align the interests of the Chief Executive Officer with those of the shareholders. Accordingly, the committee which administers the Cash Bonus Plan and the Board of Directors amended the Cash Bonus Plan on December 10, 1998, subject to Shareholder approval (which is the subject matter of this Proposal Two), to provide that (i) all bonus payments made under the Cash Bonus Plan with respect to the Cash Bonus Plan years ending October 31, 1999, October 31, 2000, and October 31, 2001 shall be paid in shares of Common Stock, which payments shall be in the form of an award under the terms of the 1998 Plan; (ii) the number of shares of Common Stock awarded pursuant to the aforementioned provisions of the Cash Bonus Plan shall be determined by dividing the dollar amount of each bonus (as determined in accordance with the Cash Bonus Plan) by $24.25 (the fair market value of a share of Common Stock, determined, as of December 10, 1998, in accordance with the provisions for determination of fair market value as set forth in the 1998
Plan); (iii) the committee administering the Cash Bonus Plan shall have the discretion to terminate the application of the provision of the Cash Bonus Plan described in subparagraphs (i) and (ii) above at any time, effective no sooner than six months after such decision to terminate is made by such committee, in which event all bonuses payable on or after the effective date of such termination shall be payable in cash only; and (iv) upon receipt of a request by Robert I. Toll (based on his concerns regarding adverse tax consequences to him), such committee may, in its sole discretion, provided that such action will not cause any increase in the amount or value of a bonus that would otherwise be payable under the Cash Bonus Plan, suspend the application of the provisions described in subparagraphs (i) and (ii) above, in which event all bonuses will be payable only in cash until such time such committee determines to reinstate such provisions. The amendment to the Cash Bonus Plan described in this paragraph constitutes the Amendment for which Stockholder approval is being sought in Proposal Two.

     The material features of the Cash Bonus Plan are as follows:

         1. Participants and Amount of Cash Bonus. The sole current participant in the Cash Bonus Plan is Robert I. Toll, Chairman of the Board and Chief Executive Officer. Under the Cash Bonus Plan, Robert I. Toll is entitled to receive a bonus equal to the sum of (a) 1.5% of the Company's income before income taxes (as defined in the Cash Bonus Plan) in excess of 10% and up to 20% of shareholders' equity (as defined in the Cash Bonus Plan) of the Company as of the end of the preceding fiscal year, plus (b) 2.0% of the Company's income before income taxes in excess of 20% and up to 30% of shareholders' equity of the Company as of the end of the preceding fiscal year, plus 2.25% of the Company's income before income taxes in excess of 30% of shareholders' equity of the Company as of the end of the preceding fiscal year.

          2. Administration. The definitions of the applicable measurements for the cash bonus described in Paragraph 1, above, are as set forth in the Cash Bonus Plan. Subject to the foregoing and other provisions of the Cash Bonus Plan, a committee, consisting of at least two members of the Board of Directors (currently Carl B. Marbach and Paul E. Shapiro), administers the Plan and, together with the Audit Committee (also currently consisting of Carl B. Marbach and Paul E. Shapiro), determines whether the various targets under the Cash Bonus Plan have been met.

          3. Term of Plan. The Cash Bonus Plan became effective as of November 1, 1993 and shall continue until terminated by the Board of Directors.

          4. Amendments to the Plan. The Cash Bonus Plan may be terminated or revoked by the Company at any time and amended by the Company from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the participants, reduce the amount of a bonus payment that is due, but has not yet been paid, and no changes may be made that would increase the amount of bonuses determined under the formula described in Paragraph 1, above, shall be effective without approval by the committee and without disclosure to and approval by the Stockholders in a separate vote prior to payment of such bonuses. In addition, the Cash Bonus Plan may be modified or amended by the committee as it deems appropriate, in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Code as they relate to the exemption for "performance-based compensation" under the limitations on the deductibility of compensation imposed under Section 162(m) and any other applicable provisions of the Code.

          5. Tax Aspects of the Plan. The Cash Bonus Plan is designed to maintain the deductibility of compensation for the Cash Bonus Plan participants, currently the Company's Chief Executive Officer, under the limitation of Section 162(m). Any recipient of a bonus under the Cash Bonus Plan will pay Federal income tax on such bonus at ordinary income rates, which currently are at a maximum rate of 39.6%. The participant is required to make appropriate arrangements with the Company for satisfaction of any Federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Cash Bonus Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.

     The following table sets forth the benefits or amounts that were received by or allocated to
Robert I. Toll under the Cash Bonus Plan for the last three fiscal years of the Company.

                            CASH BONUS PLAN BENEFITS

                                                     NUMBER OF      FAIR MARKET VALUE
                                                      SHARES        AS OF OCTOBER 31
YEAR ENDED OCTOBER 31                             OF COMMON STOCK    OF YEAR EARNED
---------------------                             ---------------   -----------------
1998............................................      106,186          $2,462,192
1997............................................       80,547          $1,782,103
1996............................................       66,975          $1,146,938

     The Cash Bonus Plan also applied to Bruce E. Toll, the Company's President and Chief Operating Officer, until his withdrawal from those positions in 1998. See "Report of the Compensation Committee on Executive Compensation -- 1998 Compensation for Chief Executive Officer and Chief Operating Officer."

     The Company has been advised that it is the intention of Robert I. Toll and Bruce E. Toll to vote the shares of Common Stock they beneficially own in favor of Proposal Two. See "Voting Securities and Security Ownership -- Security Ownership of Principal Shareholders and Management."

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                                  PROPOSAL TWO

                                 PROPOSAL THREE

                 APPROVAL OF THE COMPANY'S INDEPENDENT AUDITORS

     The Company's Board of Directors recommends that the Stockholders consider and approve a proposal to select Ernst & Young LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors for the current fiscal year ending October 31, 1999. A representative of Ernst & Young LLP is expected to be present at the Meeting, will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions of Stockholders.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                                 PROPOSAL THREE

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company.

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                             ANNUAL COMPENSATION     SECURITIES
                                   FISCAL   ---------------------    UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR    SALARY($)   BONUS($)     OPTIONS(#)    COMPENSATION($)(3)
   ---------------------------     ------   ---------   ---------   ------------   ------------------
Robert I. Toll...................  1998      987,805    2,462,192     352,500             8,292
  Chairman of the Board            1997      907,748    1,782,103     138,750             7,913
  and Chief Executive Officer(1)   1996      829,432    1,146,938      73,000             7,776

Bruce E. Toll....................  1998      926,830    1,466,447     445,000             8,292
  Vice Chairman of the Board       1997      907,748    1,782,103     138,750             7,913
  (commencing November 1, 1998),   1996      829,432    1,146,938      73,000             7,716
  President (through October 31,
  1998) and Chief Operating Officer
  (through April 30, 1998)(2)

Zvi Barzilay.....................  1998      780,369      120,000     100,000             8,292
  Chief Operating Officer          1997      724,601      120,000     100,000             7,913
  (commencing May 1, 1998),        1996      639,794      120,000     100,000             7,776
  Executive Vice President
  (through October 31, 1998)
  and President (commencing
  November 1, 1998)

Joel H. Rassman..................  1998      573,637      120,000      50,000             8,292
  Senior Vice President,           1997      540,833      120,000      50,000             7,913
  Chief Financial Officer          1996      509,212      120,000      50,000             7,776
  and Treasurer(4)

------------------
(1) The bonuses listed for Robert I. Toll for fiscal 1998, 1997 and 1996 were paid in common stock of the Company pursuant to the terms of the Cash Bonus Plan and the 1995 Plan. The amounts listed were the fair market value of the bonus award shares as October 31, 1998 in the case of the fiscal 1998 bonus, the fair market value of the bonus award shares as of October 31, 1997 in the case of the fiscal 1997 bonus and the fair market value of the bonus award shares as of October 31, 1996 in the case of the fiscal 1996 bonus. Had the bonuses been paid in cash Robert I. Toll would have received $1,818,439 for the 1998 cash bonus, $1,379,377 for the 1997 bonus and $1,146,938 for the 1996 cash bonus.

(2) The bonuses listed for Bruce E. Toll for fiscal 1997 and 1996 were paid in common stock of the Company pursuant to the terms of the Cash Bonus Plan and the 1995 Plan. The amounts listed were the fair market value of the bonus award shares as of October 31, 1997 in the case of the fiscal 1997 bonus and the fair market value of the bonus award shares as of October 31, 1996 in the case of the fiscal 1996 bonus. Had the bonuses been paid in cash, Bruce
    E. Toll would have received $1,379,377 for the 1997 bonus and $1,146,938 for the 1996 bonus. In March 1998, in connection with Bruce E. Toll's withdrawal from the day to day operations of the business, the Board of Directors and Bruce E. Toll agreed to modify his cash bonus award whereby his 1998 cash bonus award would be paid in cash and the amount would be calculated based upon 50% of the estimated bonus that he would have earned for the entire fiscal year. The bonus listed for fiscal 1998 represents that amount.

(3) The compensation reported represents the Company's contribution and matching payments under its 401(k) salary deferred plan for each executive listed.

(4) Under the terms of an agreement dated June 30, 1988 between the Company and Mr. Rassman, in the event of Mr. Rassman's termination by the Company without cause (as defined), any material reduction or material adverse change (as defined) in Mr. Rassman's duties, any failure by the Company to provide Mr. Rassman with compensation, including salary and bonus, in an amount less than $350,000 and the exercise of an election by Mr. Rassman to terminate his employment or the removal of fringe benefits (as defined), Mr. Rassman will receive $250,000, and, in certain instances, an additional amount equal to the difference between $350,000 and his actual total compensation during a specified period prior to his termination.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in the fiscal year ended October 31, 1998 to the named executive officers and information relating to all outstanding common shares as of October 31, 1998.

                                                                                              POTENTIAL REALIZABLE VALUE
                                                                                                AT ASSUMED ANNUAL RATES
                            NUMBER OF       % OF TOTAL                                              OF STOCK PRICE
                              SHARES          OPTIONS                                              APPRECIATION FOR
                            UNDERLYING      GRANTED TO       EXERCISE                                 OPTION TERM
                             OPTIONS       EMPLOYEES IN       PRICE     EXPIRATION   ---------------------------------------------
NAME                        GRANTED(#)    FISCAL YEAR(4)      ($/SH)       DATE               5%                      10%
----                        ----------   -----------------   --------   ----------   ---------------------   ---------------------
Robert I. Toll(1)(5)......      50,000          2.91         23.0625     11/03/07        $    687,017           $    1,776,993
Robert I. Toll(2)(5)......     240,000         13.95         27.4375     12/30/07           4,043,537               10,339,170
Robert I. Toll(2)(5)......      62,500          3.63         29.5000     03/13/08           1,159,524                2,938,463
Bruce E. Toll(1)(5).......      50,000          2.91         23.0625     11/03/07             687,017                1,776,993
Bruce E. Toll(2)(5).......     240,000         13.95         27.4375     12/30/07           4,043,537               10,339,170
Bruce E. Toll(2)(5).......      92,500          5.38         29.0000     03/05/08           1,687,010                4,275,214
Bruce E. Toll(2)(5).......      62,500          3.63         29.5000     03/13/08           1,159,524                2,938,463
Zvi Barzilay(3)...........     100,000          5.81         25.5625     12/20/07           1,607,612                4,074,004
Joel H. Rassman(3)........      50,000          2.91         25.5625     12/20/07             803,806                2,037,002
All Outstanding
  Common Shares(6)........  36,935,434           N/A             N/A          N/A        $538,610,751           $1,364,945,392

------------------
(1) Options become fully exercisable on the first anniversary of the date of the grant.

(2) Options were fully exercisable at date of grant.

(3) Options become exercisable starting on the first anniversary of the grant, with 25% becoming exercisable at that time and 25% becoming exercisable on each of the second, third and fourth anniversary dates.

(4) The Company granted options representing 1,645,575 shares of common stock to employees and 75,000 shares to non-employee directors in fiscal 1998.

(5) Issued pursuant to formula grant provisions of the 1995 Plan. In addition, pursuant to the grant provisions of the 1995 Plan, options for 50,000 shares of common stock were granted on November 1, 1998 to Robert I. Toll.

(6) Illustrates the aggregate appreciation in value of all shares of common stock outstanding on October 31, 1998 based on the assumed 5% and 10% rates of appreciation on the closing price of the Company's common stock on October 31, 1998 that produced the realizable value of the options granted to executive officers shown in this table (based upon the weighted average life of the grants).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth certain information with regard to the aggregated option exercises in the fiscal year ended October 31, 1998 and the option values as of the end of that year for the chief executive officer and other executive officers of the Company.

                                                                                                 VALUE OF
                                                                         NUMBER OF             UNEXERCISED
                                                                        UNEXERCISED            IN-THE-MONEY
                                                                         OPTIONS AT             OPTIONS AT
                                                                        OCTOBER 31,            OCTOBER 31,
                                    SHARES                                1998(#)               1998($)(1)
                                  ACQUIRED ON          VALUE           EXERCISABLE(E)         EXERCISABLE(E)
              NAME                EXERCISE(#)       REALIZED($)       UNEXERCISABLE(U)       UNEXERCISABLE(U)
              ----                -----------       -----------       ----------------       ----------------
Robert I. Toll..................      None             N/A                 860,250(E)           4,726,453(E)
                                                                            50,000(U)               6,250(U)
Bruce E. Toll...................      None             N/A               1,002,750(E)           4,732,703(E)
                                                                                 0(U)                   0(U)
Zvi Barzilay....................    38,300            585,231              325,700(E)           2,796,369(E)
                                                                           225,000(U)             423,438(U)
Joel H. Rassman.................     7,300            120,834              170,200(E)           1,481,925(E)
                                                                           112,500(U)             211,719(U)

------------------
(1) Based upon the difference between the exercise price of the option and the closing price of $23.1875 per share of the Company's common stock as reported on the New York Stock Exchange on October 31, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has two compensation committees, the Compensation Committee of the Board of Directors (the "Compensation Committee") and the Compensation and Stock Based Compensation Committee for Key Employees and Non-Employees Directors (the "Executive Compensation Committee"). The Compensation Committee, currently consisting of Robert I. Toll, Bruce E. Toll and Carl B. Marbach, determines the compensation of the Company's executive officers other than the Company's Chief Executive Officer (and Chief Operating Officer through October 31, 1998). The Executive Compensation Committee, consisting of Carl B. Marbach and Paul E. Shapiro, administers the Cash Bonus Plan and the Company's stock option plans, determines the salary of the Chief Executive Officer (and through October 31, 1998, the Chief Operating Officer) and reviews the recommendations of the Compensation Committee as to the compensation of the executive officers other than the Chief Executive Officer.

     Robert I. Toll is the Company's Chairman of the Board and Chief Executive Officer. Bruce E. Toll is the Company's Vice Chairman (effective November 1,
1998) and prior to November 1, 1998 he was its President and prior to May 1998 he was its Chief Operating Officer. In naming these individuals to the Compensation Committee, the Board decided that salary, bonus and option grants for the Company's Chief Executive Officer and its then Chief Operating Officer should be determined pursuant to certain objective measurements of the Company's performance and base salary percentage increases for other executives of the Company and that the Company's Chief Executive Officer and its then Chief Operating Officer should have the primary roles in determining compensation for the Company's other executive officers.

     In order to help provide for an orderly market in the Company's common stock in the event of the death of either Robert I. Toll or Bruce E. Toll (the "Tolls"), or both of them, the Company and the Tolls have entered into agreements in which the Company has agreed to purchase from the estate of each of the Tolls $10 million of the Company's common stock (or a lesser amount under certain circumstances), at a price equal to the greater of fair market value (as defined) or book value (as defined). Further, the Tolls have agreed to allow the Company to purchase $10 million of life insurance on each of their lives. In addition, the Tolls granted the Company, at no cost to it, an option to purchase up to an additional $30 million (or a lesser amount under certain circumstances) of common stock from each of their estates. The agreements expire in October 2005.

     In addition to the performance of their duties for the Company, the Tolls have engaged, and continue to engage, in certain other businesses involving real estate. These businesses, which do not involve for-sale residential homebuilding, include the purchase, sale and management of townhome, apartment, condominium, commercial and industrial real estate projects for rental. The Company leases, at what it believes to be competitive market rates, certain office space from a business controlled by the Tolls. During the last fiscal year, the Company paid such business approximately $35,000. During the last fiscal year, the Company provided services related to a property, controlled by the Tolls in which the Company was seeking to acquire an interest. These services were billed at the Company's cost and paid throughout the year. The amount due the Company for such services, as of October 31, 1998, was approximately $114,000, which was the largest amount of such costs due the Company at any time during the fiscal year. The Company is entitled to receive a 5% developer's advisory fee on such development costs. See, "Formation of Real Estate Entities," below. The Company also provided services to other businesses controlled by the Tolls during the fiscal year, which were also billed at cost and paid throughout the year. The largest amount due the Company from these businesses at any time during the year was approximately $93,000, and the amount due at October 31, 1998 was approximately $68,000. These transactions are reviewed and monitored by the Audit Committee.

FORMATION OF REAL ESTATE ENTITIES

     The Company's Board of Directors, on June 12, 1997, considered the formation of an entity or related entities (collectively, the "Real Estate Entity") to acquire properties which, though not suitable for the Company's homebuilding activities, would be suitable for development and ownership of income producing residential and commercial properties and operations ("commercial activities") operating in the format of a real estate investment trust, an operating partnership or other vehicle, or a combination thereof. The Board was desirous of exploring ways for the Company to benefit from the many opportunities for commercial activities that are or become available to the Company either because they are appurtenant to the Company's homebuilding operations or are brought to management's attention in the normal course of its efforts to locate land to build for-sale housing. At that time, Messrs. Robert
I. Toll and Bruce E. Toll advised the Board of the status of development of an apartment property located in Fairfax, Virginia, named Dulles Greene ("Dulles Greene"), which was owned by partnerships controlled, and 89%-owned, by Messrs. Robert I. Toll and Bruce E. Toll (and trusts for his children) and in which certain members of management, including Directors Zvi Barzilay and Joel Rassman, owned limited partnership interests (collectively, the "Dulles Greene Partnership"). Phase I of Dulles Greene was on the verge of being developed at that time. Messrs. Robert I. Toll and Bruce E. Toll stated that, if the Board considered it advisable and in the best interests of the Company to engage in commercial activities through a Real Estate Entity, they would consider facilitating the Company's entry into this field by transferring Dulles Greene on favorable terms to a Real Estate Entity formed by the Company. The Board determined to proceed to develop a business plan and documentation for the establishment of a Real Estate Entity to be initially owned or controlled by the Company and to form a Real Estate Utilization Committee (the "Committee"), comprised of two Directors, Richard J. Braemer and Robert S. Blank.

     The Committee and management proceeded to pursue various alternatives with respect to the development of the Real Estate Entity, including the possibility of including a third-party institutional investor or investors. The Committee reported to the Board in June 1998 that the Dulles Greene Partnership would consider conveyance of Dulles Greene to the Real Estate Entity; that a subsidiary of the Company would contribute $6 million in cash to the Real Estate Entity, and an institutional investor would contribute $10 million in cash, and that each of the three contributing parties initially would effectively own a one-third interest in the properties owned by the Real Estate Entity (in addition, the Real Estate Entity would be expected to pay a developer's advisory fee to the Company equal to 5% of all costs, exclusive of land and interest, incurred by the Real Estate Entity, including those costs incurred by Dulles Greene prior to the contribution to the Real Estate Entity). The Board of Directors, at that time, having received an appraisal concluding that, as of April 2, 1998, the market value of the fee simple interest in Dulles Greene, in its unfinished condition (exclusive of borrowings incurred in connection with development of the property, which would be repaid at closing with bank refinancing), would be in excess of the Company's $6 million contribution, authorized management to proceed with the proposed transactions.

     The Board of Directors was advised on November 16, 1998 that formal approval and closing of the transaction, with the institutional investor, the Pennsylvania State Employees Retirement System ("PaSERS"), would likely consume further time. Because the continuing development of Dulles Greene had required substantial borrowings which were to be refinanced at the proposed closing, and the lending bank desired to complete the refinancing promptly but could not do so until the property was effectively owned by the Real Estate Entity, the Board was requested to consider the approval of the proposed transactions, effectively consisting of the Company's $6 million cash contribution to the Real Estate Entity, the transfer of Dulles Greene to the Real Estate Entity by the Dulles Greene partners and the closing of the related bank loan to the Real Estate Entity (collectively, the "closing") absent the PaSERS contribution, but otherwise on a basis consistent with the transactions which contemplated PaSERS' investment. The Board was further apprised that the Real Estate Entity would allow PaSERS to invest in the Real Estate Entity generally on the previously agreed upon basis if necessary approvals were obtained by PaSERS within a reasonable time. The Board of Directors also considered the increased value of Dulles Greene resulting from continued construction development financed through additional funds supplied by partners of the Dulles Greene Partnership. The Board was advised that, in negotiations among the Dulles Greene Partnership and PaSERS, PaSERS had agreed to the payment by the Real Estate Entity of an amount which, for the period June 30, 1997 through November 30, 1998, would total approximately $2.2 million to the partners of the Dulles Greene Partnership (the "incremental amount"), effectively reflecting interest and return on equity to the partners of the Dulles Greene Partnership on account of their continued funding of all development expenditures and assumption of all risks since June 1997. The Board of Directors, in addressing the increase in value of the property resulting from the Dulles Greene Partnership's continued development activities, requested an updated appraisal report to enable the Board to determine whether the value of the interest in the Real Estate Entity to be received by the Company, upon closing of the proposed transactions, and the payment of an incremental amount to the Dulles Greene partners, would be in excess of the Company's $6 million cash contribution.

     Thereafter, upon receipt of an updated appraisal report, the Board determined that it was reasonable to conclude that the value of interests being contributed by the Dulles Greene partners was greater than the Company's $6 million contribution, and that, since the Company would effectively own 50% of the value of the Real Estate Entity assets upon closing of the proposed transactions, the proposed transactions would be advantageous to the Company regardless of whether the PaSERS investment ultimately occurred. Messrs. Robert
I. Toll and Bruce E. Toll, speaking for the partners of the Dulles Greene Partnership, advised that, in the absence of an investment by PaSERS, they would commit to contribute up to 50% (or such lesser percentage interest in the Real Estate Entity then owned in the aggregate by the current partners of the Dulles Greene Partnership) of additional equity, if required, in order to continue to build and develop Dulles Greene. The Board approved the proposed transactions and the closing occurred on November 20, 1998. Thereafter, on December 24, 1998, PaSERS closed on its $10 million commitment pursuant to which it made its initial cash investment of $6 million in the Real Estate Entity, with an additional $4 million of equity contributions required to be made in 1999, resulting in each of the three contributing parties owning a one-third interest in the properties owned by the Real Estate Entity.

                    REPORT OF THE COMPENSATION COMMITTEES ON
                             EXECUTIVE COMPENSATION

BASIC POLICY CONSIDERATIONS

     The Company's compensation policies with respect to its executive officers, as originally established by the Compensation Committee and the Executive Compensation Committee, continue to be based on the principles that compensation should, to a significant extent, be reflective of the financial performance of the Company, and that a significant portion of executive officers' compensation should provide long-term incentives. Executive compensation is set at levels that are sufficiently competitive so that the Company may attract, retain and motivate the highest quality individuals to contribute to the Company's goals and objectives and its overall financial success. Methods of compensation are designed to provide incentives for performance that result in continuing improvements in the Company's financial results or condition, over both the short-term and the long-term, and to assure continued service to the Company. Stock options and stock awards constitute payment of a significant portion of incentive compensation, which causes the ultimate interests of the executives to be aligned with the interests of the Stockholders in increasing the value of their investment. Each executive officer's compensation is based largely upon both individual and Company performance.

     The compensation program is comprised of two elements: (i) annual salary and possible short-term incentive awards in the form of cash bonuses, and (ii) a long-term incentive program (principally stock options and a stock based feature of the Cash Bonus Plan) based on performance of the Company's common stock. The details of this compensation program, with specific discussion of the programs applicable to the Chief Executive Officer, are set out below.

ANNUAL COMPENSATION

     For salary levels other than for the Chief Executive Officer, the Compensation Committee continues to establish annual salaries by evaluating individual performance and considering marketplace valuations of comparable executives, although salary determinations have not been based upon any specific constant criteria.

     Executives other than the Chief Executive Officer are eligible for annual incentive bonuses granted at the discretion of the Compensation Committee. These awards are not intended to be in addition to market level compensation but instead are designed to make a significant part of an executive's annual compensation dependent on the Compensation Committee's assessment of the executive's performance. Factors the Compensation Committee considers include the Company's overall financial results, as well as the individual's contributions to the Company's economic and strategic objectives, the efforts required and expended by the individual, the individual's abilities to develop, execute and implement short-term and long-term corporate goals, including expansion of operations into new areas, and the executive's role in maximizing Company profitability, managing costs and addressing the impact of economic and demographic restrictions on Company performance. The Compensation Committee continues to be cognizant of its competitors' results of operations, including earnings, margins, return on equity and other factors, all of which, when considered in the context of the Company's comparative results, contribute to the determination of compensation for the Company's executives.

LONG TERM COMPENSATION -- STOCK OPTIONS

     The stock option component of the executive officers' compensation package has been designed to provide incentives for the enhancement of Stockholder value, since the full benefit of stock option grants will not be realized unless there has been appreciation in per share values over several years. In this regard, options have been granted at fair market value on the date of grant and generally vest over a number of years, usually not less than two years, with significant restrictions, for a typical period of three years, on the executive's ability to exercise the options and sell the shares received without the consent of the respective stock option committee. As with the grant of incentive cash bonuses, no constant criteria are used year after year; instead, the Compensation Committee makes a determination of the effectiveness of the executive and the level of the executive's contributions to the Company's success. Because the options are granted at fair market value relative to the date of grant, any value which ultimately accrues to the executives is based entirely upon the Company's performance, as perceived by investors who establish the price for the common stock.

1998 COMPENSATION FOR CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER

     Messrs. Robert I. Toll and Bruce E. Toll continued through 1998 to be viewed by the Board of Directors to have the primary roles in determining or recommending compensation for the Company's executive officers other than themselves. Accordingly, the Board decided, in 1990, that salary, bonus and option grants for Messrs. Robert I. Toll and Bruce E. Toll should be determined pursuant to objective measurements, including appropriate performance criteria and market rates for comparable executives. Commencing January 1, 1995, the Board of Directors determined that the formula for increasing the base salaries of Messrs. Robert I. Toll and Bruce E. Toll should be based on no less than the increase in the Consumer Price Index (as defined, using U.S. Department of Labor definitions) and no more than the average percentage increase in compensation of the five highest percentage compensation increases of the Company's next ten most highly compensated employees, other than Messrs. Robert I. Toll and Bruce
E. Toll, for the adjustment year. In March 1998, in connection with Bruce E. Toll's withdrawal from the day-to-day operations of the Company, the Board of Directors agreed to fix his entitlement to a bonus under the Cash Bonus Plan, described below, at a pro-rated cash amount of $1,466,447. Since 1990, cash bonuses for Messrs. Robert I. Toll and for Bruce E. Toll (through 1997) in addition to such annual salaries also have been determined based on the formula contained in the Company's Cash Bonus Plan approved by Stockholders in 1992 and amended in 1997. Under the Cash Bonus Plan, Robert I. Toll (and Bruce E. Toll through 1997) is entitled to receive a bonus equal to the sum of (a) 1.5% of the Company's income before income taxes (as defined in the Cash Bonus Plan) in excess of 10% and up to 20% of Stockholders' equity (as defined in the Cash Bonus Plan) of the Company as of the end of the preceding fiscal year, plus (b) 2.0% of the Company's income before income taxes in excess of 20% and up to 30% of Stockholders' equity of the Company as of the end of the preceding fiscal year, plus (c) 2.25% of the Company's income before income taxes in excess of 30% of Stockholders' equity of the Company as of the end of the preceding fiscal year. This method of compensation ties the compensation of these executive officers to various indicators of the Company's performance. Accordingly, during the past five years, this method generated a bonus in 1994 that was approximately 42% higher than the bonus for 1993, a bonus in 1995 that was 53% higher than the bonus for 1994, a bonus in 1996 that was slightly less than the bonus in 1995, a bonus in 1997 that was 20% higher than 1996, and a bonus (for Robert I. Toll) in 1998 that was 32% was higher than 1997, before consideration of the stock award feature described below. The Stockholders, at the 1997 Annual Meeting, amended the Cash Bonus Plan, and the Stock Option and Incentive Plan (1995) (the "1995 Plan") to provide that (i) all bonus payments made under the Cash Bonus Plan with respect to the Cash Bonus Plan years ending October 31, 1996, October 31, 1997 and October 31, 1998 shall be paid in the form of shares of common stock, which payments shall be in the form of an award under the terms of the 1995 Plan; (ii) the number of shares of common stock awarded pursuant to the aforementioned provisions of the Cash Bonus Plan shall be determined by dividing the dollar amount of each bonus (as determined in accordance with the Cash Bonus
Plan) by $17.125 (the fair market value of a share of, determined as of May 29, 1996 in accordance with the provisions for determination of fair market value as set forth in the 1995 Plan); and (iii) the committee administering the Cash Bonus Plan ("committee") shall have the discretion to terminate the application of the provisions of the Cash Bonus Plan described in items (i) and (ii) above at any time, effective no sooner than six months after such decision to terminate is made by the committee, in which event all bonuses payable on or after the effective date of such termination shall be payable in cash only. In addition, the Cash Bonus Plan was amended to clarify that, upon receipt of a request by both participants in the Cash Bonus Plan (based on their concerns regarding adverse tax consequences to them), the committee may, in its sole discretion (provided that such action will not cause any increase in the amount or value of a bonus that would otherwise be payable under the Cash Bonus Plan), suspend the application of the provisions described in items (i) and (ii) above, in which event all bonuses payable under the Cash Bonus Plan shall be payable only in cash until such time as the committee determines to reinstate such provisions. Messrs. Robert I. Toll and Bruce E. Toll agreed that all bonuses payable under the Cash Bonus Plan for each of the three years ended October 31, 1996, October 31, 1997 and, as to Robert I. Toll only, October 31, 1998 were to be made in the form of awards of common stock. Accordingly, payment of the Cash Bonus to Robert I. Toll for the fiscal year 1998 was made in the form of 106,186 shares of common stock, which as of the end of such fiscal year had a market value of $22.125 per share. The Cash Bonus Plan is intended to provide bonuses that will be treated as "performance based compensation" exempt from the limitations on deductability imposed under Section 162 (m) of the Code.

     Pursuant to the Company's 1995 Plan each of Messrs. Robert I. Toll and Bruce E. Toll was to receive an annual option award of 50,000 shares commencing November 1, 1996 and ending on November 1, 1998 and additional option grants if certain defined targets for the Company's pre-tax return on equity, after-tax return on equity and increase in common stock value, over one year, three year and two year fiscal periods, respectively, are met. For the year 1998, Robert I. Toll received the 50,000 share annual option award due November 1, 1998 and an option award for 47,500 shares under the pre-tax return on equity formula; Mr. Bruce E. Toll, in accordance with his withdrawal from the day-to-day operations of the Company, his final option awards under the Company's stock option plans for an aggregate of 92,500 shares in lieu of his 1998 entitlements.

                                          COMPENSATION COMMITTEES
                                          OF THE BOARD OF DIRECTORS

                                          Robert I. Toll
                                          Bruce E. Toll
                                          Carl B. Marbach
                                          Paul E. Shapiro

                               PERFORMANCE GRAPH

     The following graph compares the five year cumulative total return of the Company's common stock, assuming reinvestment of dividends, with the S&P 500 Index and the S&P Homebuilding Index:

     In the printed version of the document, a line graph appears which depicts the following plot points:



                                                  10/93       10/94       10/95       10/96       10/97       10/98
                                                  -----       -----       -----       -----       -----       -----
Toll............................................   100          70         113         108         140         147
S&P 500.........................................   100         104         131         163         215         263
S&P Homebuilding................................   100          55          75          72         104         127

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, and the regulations thereunder, requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period November 1, 1997 through October 31, 1998 were made on a timely basis.

CERTAIN TRANSACTIONS

     Ballard, Spahr, Andrews & Ingersoll, the law firm of which Director Richard
J. Braemer is a partner, acted as counsel to the Company in various matters during fiscal 1998 and was paid aggregate fees of $334,240 during that period.

     For information regarding certain other transactions, see "Compensation Committee Interlocks and Insider Participation," elsewhere in this proxy statement.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at the address appearing on the first page of this proxy statement by October 2, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

     A shareholder of the Company may wish to have a proposal presented at the 2000 Annual Meeting of Stockholders, but not to have such proposal included in the Company's proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by the Company at the address appearing on the first page of this proxy statement by December 15, 1999, then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934 and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

                            SOLICITATION OF PROXIES

     The enclosed form of proxy is being solicited on behalf of the Company's Board of Directors. The Company will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners.

     In addition to the mailing of the proxy material, such solicitation may by made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO JOSEPH R. SICREE, DIRECTOR OF INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                              TOLL BROTHERS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 Annual Meeting of Stockholders - March 4, 1999

The undersigned stockholder of Toll Brothers, Inc. (the "Company"), revoking all previous proxies, hereby appoints ROBERT I. TOLL, BRUCE E. TOLL AND CARL
B. MARBACH, and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company, to be held at the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania on March 4, 1999, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated with respect to the matters specified on the reverse side.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted "FOR" the election of the three Director nominees, "FOR" the approval of the Amendment to the Toll Brothers, Inc. Cash Bonus Plan and "FOR" the approval of Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.


                          (continued on reverse side)

                (triangle)   FOLD AN DETACH HERE   (triangle)

1.     FOR                WITHHOLD               (INSTRUCTION: To withhold authority to vote for any nominee,
   all nominees          authority                strike a line through the nominee's name below.)
listed (except as     to vote for all
   marked to the          nominees                Robert I. Toll, Bruce E. Toll and Joel H. Rassman
    contrary)              listed
                                                  -----------------------------------------------------------

     ------                ------


     ------                ------


2. The approval of the amendment               3. The approval of Ernst & Young
   of the Toll Brothers, Inc. Cash                LLP as the Company's auditor
   Bonus Plan.                                    for the 1999 fiscal year.


  FOR        AGAINST      ABSTAIN                FOR        AGAINST      ABSTAIN
-------      -------      -------              -------      -------      -------


-------      -------      -------              -------      -------      -------


4. To vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.



        THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE
        NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 1999
        ANNUAL REPORT OF TOLL BROTHERS, INC.

        Dated:__________________________________________1999

        ____________________________________________________
                     Signature of Stockholder

        ____________________________________________________
                     Signature of Stockholder


        NOTE: Please sign this Proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. If the stockholder is a corporation, please sign by full corporate name by duly authorized officer or officers and affix the corporate seal. Where shares are held in the name of two or more persons, all such persons should sign.

        PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED
        POSTAGE-PAID ENVELOPE.


               (triangle)   FOLD AND DETACH HERE   (triangle)